Exhibit 99.1

Contacts:	Lonny Robinson	Angie Yang
	Chief Financial Officer	Investor Relations
	213.401.2311	PondelWilkinson Inc.
	lonnyr@centerbank.com	310.279.5967
ayang@pondel.com

CENTER FINANCIAL TO RAISE $73.5 MILLION THROUGH PRIVATE PLACEMENT

-- Company Reports Preliminary Results for 2009 Fourth Quarter --
 -- Enters into Informal Agreements with Regulators --

LOS ANGELES – December 30, 2009 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today announced that it has entered into securities purchase agreements with select institutional investors, insiders and friends of the company pursuant to which it expects to raise $73.5 million.

In preparation for the planned capital raise, the company completed a detailed loan review and an evaluation of its deferred tax asset and goodwill during the fourth quarter of 2009.  Based on the findings, the company also announced today certain preliminary financial results for its three months ended December 31, 2009.

In addition, Center Financial today said that it and Center Bank had entered into informal agreements with their respective regulatory agencies to take steps to further strengthen Center Bank and the company, such as reducing the level of classified assets, increasing capital levels, and requesting prior regulatory approval to pay dividends. The board and management believe that the company and Center Bank are currently in substantial compliance with the terms of the informal agreements and will continue to take all actions necessary for continued compliance.

Capital Raise

Pursuant to the securities purchase agreements, the $73.5 million capital raise will be executed through a private placement of 73,500 Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series B (Series B Preferred Stock) at a price of $1,000 per share (Series B Share Price).  The Series B Preferred Stock will automatically convert into a number of shares of Center Financial’s common stock after the company has received shareholder approval at a Special Meeting of Shareholders expected to be held on or before March 31, 2010.  The conversion ratio for each Series B Preferred Stock will be equal to the quotient obtained by dividing the Series B Share Price by the conversion price.  The initial conversion price of $3.75 per share is subject to certain possible adjustments in the future under certain circumstances.

On a pro forma basis as if this private placement, along with the $12.8 million private placement announced on December 1, 2009, had occurred prior to September 30, 2009, and accounting for the company’s projected 2009 fourth quarter net loss and average asset balances, Center Financial would have reported an approximate total risk based capital ratio of 17.21%, tier 1 risk based capital ratio of 15.93% and tier 1 leverage ratio of 12.56%.

“We are very pleased to see that this private placement is also considerably oversubscribed with strong demand from the institutional investor base and our local Korean-American community,” said Jae Whan (J.W.) Yoo, president and chief executive officer.  “We believe this exemplifies the market’s and our community’s overall confidence that Center Financial has the right management team in place taking the appropriate actions to successfully navigate through the current economic storm. This transaction will further strengthen Center Financial’s capital position and enhance our ability to capitalize on the growth opportunities ahead.”

Participants in this capital raise will include select existing and new institutional and accredited investors, members of Center Financial’s board and management team and friends of the company.  The proceeds, net of placement fees and expenses, will be approximately $70.0 million and will be used for working capital and general corporate purposes, and to assist in continuing to comply with the previously mentioned informal agreements.

FIG Partners is serving as sole financial advisor and placement agent and King, Holmes, Paterno & Berliner, LLP is acting as legal advisor to Center Financial on the transaction.

Preliminary 2009 Fourth Quarter Results

Center Financial engaged a third party for a detailed loan review of Center Bank’s 200 largest relationships. The extensive review, which was performed by an independent party outside of the company’s semi-annual external loan review, encompassed approximately 75% of the commercial real estate loan portfolio and included 8 of the 20 largest commercial and industrial loans. The third party evaluated current loan-to-value and debt service coverage ratios, as well as cap rates, for the loans reviewed. The company said the review was designed to be consistent with heightened regulatory standards in the current environment.

Based on this detailed loan review, Center Financial anticipates posting a 2009 fourth quarter provision for loan losses of approximately $22 million, increasing the allowance to sufficiently absorb embedded losses in the portfolio.  The company projects that its allowance for loan losses will approximate $58 million, equal to approximately 3.72% of total loans, at December 31, 2009.  At December 31, 2008, Center Financial’s allowance for loan losses totaled $38.2 million or 2.2% of total loans.  Considering the results of the review and the current expectations for commercial real estate valuations, the company migrated a number of previously impaired credits to nonaccrual status and accordingly anticipates reporting higher levels of nonperforming assets of approximately $64 million as of year-end 2009.

Following a thorough evaluation of its deferred tax asset, the company said it expects that an impairment of $12 million will be warranted under the current economic conditions, which would result in a net tax provision of approximately $8 million to be posted in the company’s 2009 fourth quarter financial results.

The company also performed its annual evaluation of goodwill and expects that a full impairment of its goodwill and core deposit intangible will be necessary for a total of $1.4 million to be posted in the 2009 fourth quarter.

Accounting for the adverse impact of these findings on the company’s operating results for the three-month period ended December 31, 2009, Center Financial expects to report a net loss of approximately $25 million for its 2009 fourth quarter.

For additional information, please refer to Center Financial’s current report on Form 8-K regarding this transaction which will be filed with the Securities and Exchange Commission on December 31, 2009.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.20 billion at September 30, 2009. Headquartered in Los Angeles, Center Bank operates a total of 19 full-service branches and one loan production office.  The company has 16 full-service branches located throughout Southern California.  Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago.  Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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